UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 3, 2004

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTOR AND PRINCIPAL OFFICER; APPOINTMENT OF PRINCIPAL OFFICER.

On November 2, 2004, following a meeting of its Board of Directors, the Company announced that J. Patrick Mulcahy, its Chief Executive Officer, would retire as an officer of the Company immediately following the Company’s 2005 Annual Meeting of Shareholders on January 25, 2005, but that he would remain as a member of the Board of Directors, and upon his retirement would become Vice Chairman of the Board. At that Board meeting, the Board appointed Ward M. Klein, the Company’s President and Chief Operating Officer, to succeed Mr. Mulcahy as Chief Executive Officer upon his retirement.

Mr. Klein, who is 49, obtained a bachelor of arts degree, majoring in economics, from St. Olaf College, and a Master's in Management from the Kellogg Graduate School of Management at Northwestern University. He joined Energizer's former parent, Ralston Purina Company, in 1979, and transferred to its newly acquired battery division in 1986 as Director of New Products. He assumed positions of increasing responsibility, serving as Director of Marketing, and then Trade Marketing; Vice President of Marketing; Vice President and General Manager of Global Lighting Products; Vice President and Area Chairman, Latin America; Vice President and Area Chairman, Asia Pacific, Africa and Middle East; President, International; and, since January 2004, President, Chief Operating Officer Energizer Holdings, Inc.

At that same Board meeting, Dr. William H. Danforth, a member of the Board, noted his intention to retire from the Board when his current term expires at the 2005 Annual Meeting of Shareholders, and therefore elected not to stand for reelection. Thereafter, the Board nominated W. Patrick McGinnis, Joe R. Micheletto, and Richard A. Liddy, current members of the Board, to stand for reelection at the 2005 Annual Meeting, and, in addition, nominated Ward M. Klein, Bill G. Armstrong, a retired officer of Cargill, Inc. and Agribrands International, Inc., and John Hunter, retired Chairman, President and Chief Executive Officer of Solutia, Inc. for election to the Board.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: November 3, 2004